Exhibit 10.22
PROMISSORY NOTE

DATE:	September 28, 2006

MAKER:	Sunbelt Investors, L.L.C., a Nevada limited liability company
MAKER’S MAILING ADDRESS:
Sunbelt Investors, L.L.C.
6 Carnival Rd.
Hilton Head, South Carolina 22926-3720
Beaufort County, South Carolina

PAYEE:	Great Western Land and Recreation, Inc., a Nevada corporation
PLACE FOR PAYMENT:
Great Western Land and Recreation, Inc.
7373 North Scottsdale Rd., Suite C 140
Scottsdale, Arizona 85253
Maricopa County, Arizona, or any other place that Payee may designate in writing.
PRINCIPAL AMOUNT: $1, 974, 681.20. The maximum amount of this promissory note (the “Note”) shall not exceed TWO MILLION TWO HUNDRED THOUSAND AND 00/100 U.S. DOLLARS ($2,200,000.00) (plus ten percent (10%) depending on the closing costs, administrative cost, bank fees and commitment costs).
ANNUAL INTEREST RATES:
Year One:
Interest will accrue at the rate of zero percent (0%) for the first six (6) months of this Note; thereafter, if the Note has not been paid in full or transferred, the applicable interest rate for the next six (6) months shall be one percent (1%). In partial consideration for this low interest rate in the first year, Maker warrants to grant to Payee the right of first refusal to purchase the property made the basis of this transaction, which right of first refusal shall exist and continue throughout the pendency of this Note.
Year Two:
In year two (2) of the Note interest shall accrue at a rate of three percent (3%), however Payee extends Maker the option of applying to the second year interest the FIFTY THOUSAND AND 00/100 U.S. DOLLARS ($50,000.00) of consideration for the second year of the Non-Compete Agreement executed concurrently herewith between Maker and Payee.
Year Three:
In year three (3) of this Note, the applicable interest rate shall be six percent (6%), however Payee extends Maker the option of exchanging to Payee a one-third (1/3) interest in Houston Promenade Four, L.L.C. (an Arizona limited liability company, located at 7373 North Scottsdale Rd., Suite C 140, Scottsdale, Arizona 85253, Maricopa County, Arizona), at its then appraised value as determined by a neutral valuation expert in the industry, as currency to be applied against the interest due for the third year.
Years Four and Five and any other year for which this Note is extended:
For years four (4) and five (5), and for any year beyond the fifth year through which this Note is extended, interest shall accrue at a rate of six percent (6%).

Consideration for Favorable Interest Rates:
In consideration of the favorable interest rates in this Note and upon Payee’s requests, Maker covenants to abide by the following conditions at all times during the pendency of the indebtedness reflected by this Note:
1.	Each of the lot sizes in the Westchester Lakes development will be no less than fifty (50) feet across the front of the lot, except for an occasional corner lot, so as not to compete with the lot sizes in the Mallard Crossing development;

2.	Maker will cooperate with Payee to obtain drainage casements and participate in good faith using reasonable best efforts in the search for appropriate drainage solutions for both the Westchester Lakes development and the Mallard Crossing development; and

3.	Maker and Payee agree to each work independently, in good faith and using reasonable best efforts, as is in each’s own interest, to obtain a third party buyer to purchase the Property, as soon as is practical.
MATURITY DATE: The Maturity Date for this Note shall be September 30, 2011, on which date payment is due in full on the Principal Amount and all outstanding interest. However, Payee grants to Maker an opportunity to extend this Note for an extra two (2) year period. The extension option must be exercised by Maker in writing to Payee no less that thirty (30) days prior to the Maturity Date of this Note as specified herein.
INTEREST RATE ON MATURED, UNPAID AMOUNTS: Three quarters of one percent (3/4%) per month.
TERMS OF PAYMENT (PRINCIPAL AND INTEREST):
The Principal Amount is due and payable on September 30, 2011, and the interest is due and payable annually as it accrues on the 30th day of September each year. Payments will be applied first to accrued interest and the remainder to reduction of the Principal Amount.
SECURITY FOR PAYMENT: This Note is secured by a Deed of Trust dated September 29, 2006 from Sunbelt Investors, L.L.C. to James W. Christian, trustee, which covers the following real property:
All the land in a 199.98 acre tract located in the J. Ratcliffe Survey, Abstract No. 664, Harris County, Texas being all that certain called 199.98 acre tract as described in the deed from Stephen L Baker, Robert S. Baker, Michael W. Baker, Emily Marianne Baker and Mark Baker to Great Western Acquisitions, L.L.C. dated March 31, 2004 and recorded under Harris County Clerk File No. X513066, the subject land being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference as if set forth at length.
MAKER’S PROMISE TO PAY:
Maker promises to pay to the order of Payee the Principal Amount plus interest at the applicable Annual Interest Rate. This Note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. After maturity, Maker promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.
If Maker defaults in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to this Note, Payee may declare the unpaid principal balance, earned interest, and any other amounts owed on the Note immediately due. Notwithstanding any other provision of this Note, in the event of a default, before exercising any of Payee’s remedies under this Note or any deed of trust securing it, Payee will first give Maker written notice of default and Maker will have thirty (30) days after notice is given in which to cure the default. To be effective, such written notice must be sent to: 1) Roger Clark at 6 Carnival Rd., Hilton Head, SC 22926-3702, AND

2) Jay N. Torok at 7656 East Sweetwater Ave., Scottsdale, AZ 85260, or to any other address(es) as Maker may designate in writing. If the default is not cured thirty (30) days after notice, Maker and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.
Maker also promises to pay reasonable attorney’s fees and court and other costs if this Note is placed in the hands of an attorney for collection or enforcement. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Maker will pay Payee these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the Note and will be secured by any security for payment,
PREPAYMENT: Maker may prepay this Note in any amount at any time before the Maturity Date without penalty or premium. However, Maker covenants that it shall not prepay the full balance of this Note prior to extinguishing the first lien indebtedness to Bank of Houston, to which this Note and its accompanying Deed of Trust are subordinate.
APPLICATION OF PREPAYMENT: Prepayments will be applied first to accrued interest and the remainder to installments on principal in the inverse order of maturity so that they will be applied to the last maturing principal installments first. These prepayments will not reduce the amount or time of payment of the remaining installments, which will continue until the Principal Amount and all accrued interest are paid. Interest on the prepaid principal will immediately cease to accrue.
Interest on the debt evidenced by this Note will not exceed the maximum rate or amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this Note and all other instruments concerning the debt.
Maker is responsible for all obligations represented by this Note.
When the context requires, singular nouns and pronouns include the plural.
A default exists under this Note if: (1) (a) Maker or (b) any other person liable on any part of this Note or who grants a lien or security interest on property as security for any part of this Note (an “Other Obligated Party”) fails to timely pay or perform any obligation or covenant in any written agreement between Payee and Maker or any Other Obligated Party; (2) any warranty, covenant, or representation in this Note or in any other written agreement between Payee and Maker or any Other Obligated Party is materially false when made; (3) a receiver is appointed for Maker, any Other Obligated Party, or any property on which a lien or security interest is created as security (the “Collateral Security”) for any part of this Note; (4) any Collateral Security is assigned for the benefit of creditors; (5) a bankruptcy or insolvency proceeding is commenced by Maker, a partnership of which Maker is a general partner, or an Other Obligated Party; (6) (a) a bankruptcy or insolvency proceeding is commenced against Maker, a partnership of which Maker is a general partner, or an Other Obligated Party and (b) the proceeding continues without dismissal for sixty (60) days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (7) any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties: Maker, a partnership of which Maker is a general partner, or an Other Obligated Party; and (8) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored to its former condition.
This Note will be construed under the laws of the State of Arizona, without regard to choice-of-law rules of any jurisdiction.

SUNBELT INVESTORS, L.L.C., a Nevada limited liability company
/s/ Jay N. Torok
Jay N. Torok, President and Secretary

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